CCG INVESTOR RELATIONS

Moderator: Lou Silverman

10-31-07/3:30 pm CT

Confirmation # 22592849

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

October 31, 2007

3:30 pm CT

Operator:	Good afternoon. My name is Jason and I’ll be your conference operator today. At this time, I would like to welcome everyone to Quality Systems Second Quarter Fiscal 2008 Call.

All lines have been placed on mute to prevent any background noise. After the speaker’s remarks, there will be a question and answer session.

If you would like to ask a question during this time, simply press star and then the number 1 on your telephone keypad.

If you would like to withdraw your question, press the pound key. Thank you.

Mr. Silverman, you may begin your conference.

Lou Silverman:

Thank you Jason and welcome to the Quality Systems Second Quarter Fiscal 2008 Earnings Call. Paul Holt, our CFO and Pat Cline, President of our NextGen Health Care Information Systems Division join me on this afternoon’s call.

Please note that the comments made on this call may include statements that are forward looking within the meaning of the securities laws, including without limitation, statements related to anticipated industry trends, the company’s plans, products, perspectives and strategies, preliminary and/or

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

10-31-07/3:30 pm CT

Confirmation # 22592849

projected operating results, capital and equity initiatives, pending litigation, and the implementation of/or potential impact of legal regulatory and accounting requirements.

Actual events or results may differ materially from our expectations and projections and you should refer to our prior SEC filings, including our forms 8K, 10K, and 10Q for discussions of the risk factors, management discussion and analysis and other information that could impact our actual performance.

We undertake no obligation to update any projections or forward looking statements in the future.

I’ll now provide some summary comments on the quarter. Paul and Pat will follow with additional details.

For the June quarter, the company recorded revenue of $45.1 million which equals our prior record high. On a year over year basis, total company revenue increased 21%.

NextGen’s revenue for the quarter was $41.1 million which represents a record high for the division. NextGen’s revenue was up 23% over the prior year.

QSI division revenue was $4 million, and was up approximately 1% over the prior year.

Fully diluted earnings per share for the second quarter of fiscal 2008 was a record 35 cents per share, up from 30 cents in the year ago quarter.

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

10-31-07/3:30 pm CT

Confirmation # 22592849

To update you on non-financial items, in late September, Greg Flynn, Executive Vice President and General Manager of the QSI Division passed away. The company lost a talented member of its management team and many amongst our staff, clients, and investors lost a good friend. Greg’s responsibilities are presently being carried out capably by a number of existing members of our management team. No other changes in the division’s operating structure or charter are contemplated at present.

To take care of a couple of housekeeping items relative and relevant to the QSI Division, divisional sales staffing is at four FTEs and the division’s sales pipeline is at approximately $3.3 million. The QSI Division’s pipeline is defined as sales situations where QSI is included among the final three purchase choices and where we believe that that sale will occur within 180 days.

As announced yesterday, our board recently approved another quarterly 25 cents per share dividend to be paid to shareholders of record as of December 14, 2007, payable on January 7, 2008.

Regarding investor conferences, during the quarter, the company presented at the Thomas Weisel, the Bear Stearns and Sidoti conferences in Boston, New York and San Francisco respectively.

The company is currently planning on presenting at the CIBC Conference in New York in early November as well as the Piper Conference also in New York later in November.

During the September quarter, additional investor meetings were held in Los Angeles, New York, San Francisco, Chicago, Houston and Dallas, in addition to numerous meetings held here in our offices in Orange County.

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

10-31-07/3:30 pm CT

Confirmation # 22592849

Regarding acquisitions, we are where we have been: prioritizing organic growth and continuing to review potentially interesting opportunities for acquisitions that come to our attention.

The company was recently named to the Forbes list of 200 Best Small Companies in America. This was the seventh consecutive year that our financial performance earned us recognition by Forbes. This year we were number 5 on the list up from number 26 last year.

In closing my prepared comments for this call, I want to again clearly point out that there are no guarantees that the company or either of its divisions will meet or exceed past, present or expected levels of performance in future periods. It is possible that investors or analysts will set new short, medium, or long term expectations for the company. In response to this possibility, please continue to note that we do not give out financial guidance to the investment community and we do not comment on guidance advanced by members of the financial community.

I’ll now turn things over to Paul.

Paul Holt:	Thanks Lou and hello everyone. Consolidated Systems sales of $21.7 million this quarter represents an increase of 11% compared to $19.6 million in the prior year quarter.

Consolidated Maintenance, EDI and other services revenue rose 31% to $23.5 million compared to $17.9 million in the prior year quarter.

Our consolidated gross profit margin this quarter came in at 67.3%, down slightly from 68.4% a year ago.

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

10-31-07/3:30 pm CT

Confirmation # 22592849

The decrease in our gross margin over last year was due primarily to a shift of a relatively larger amount of recurring revenue as a percentage of total revenue as well as a relatively higher amount of hardware and third party software as a percentage of system sales.

Our total SG&A expense increased by approximately $3.2 million to $13.2 that compares to $10 million a year ago. The increase in SG&A expenses compared to the prior year was primarily due to $1.2 million in higher compensation expenses due to increased head count, $0.6 million in increased selling related expenses, $0.7 million in increased other general and administrative expenses at NextGen and $0.7 million in higher corporate expenses.

Our SG&A expense as a percentage of revenue this quarter increased to 29.2% compared to 26.7% in the prior year quarter primarily due to year over year growth in SG&A expenses just mentioned.

Interest income for the three months ended September 30, 2007 decreased to $645,000 compared to $819,000 a year ago.

Interest income in this quarter had a greater portion of funds invested in tax favored auction rate securities which offer lower interest rates but higher after tax yields compared to money market or short term U.S. Treasuries.

We also had a comparatively lower amount of funds available for investment during the quarter.

The company’s effective income tax rate declined compared to the year ago quarter to 36.1% compared to 39.8% a year ago. The reason for the decrease

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

10-31-07/3:30 pm CT

Confirmation # 22592849

in our effective tax rate compared to the prior year is due to several factors. Primarily, an increase in the statutory deductions for qualified production activities; tax exempt interest income this year which we didn’t last year; we have deductions related to incentive stock options, and finally the prior year’s, effective tax rate did not include a benefit for the R&D tax credit. The Federal Research and Development credit statutes were not re-enacted until December of 2006, and so, the company did not record a benefit in the year ago quarter.

Our effective income tax rate also declined on a sequential basis primarily due to a larger benefit from incentive stock option exercises compared to the prior quarter.

Moving on to divisional performance, our systems sales in the NextGen Division rose 11% to $21 million this quarter compared to $18.9 million a year ago.

Continued growth in NextGen’s base of installed users drove maintenance, EDI and other revenue in that division 38% higher – to $20.1 million versus $14.6 million last year.

Operating income in the NextGen Division was up 12% to $15,698,000 compared to $14,055,000 a year ago.

The QSI Dental Division reported a slight increase in revenue at $4,006,000 compared to $3,972,000 last year. Operating income for the division was $1,290,000.

And moving on to our balance sheet – our cash and marketable securities increased by approximately $2.5 million this quarter to $72.9 million, or $2.67 per share compared to $70.5 million or $2.59 per share a the end of the prior

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

10-31-07/3:30 pm CT

Confirmation # 22592849

quarter. Note that our cash and marketable securities include $46 million invested in auction rate securities. Those securities are classified as marketable securities on our balance sheet.

Also note that the company paid a dividend of approximately $6.8 million or 25 cents per share in July, 2007 and again in October of 2007 and the Board of Directors has also declared an additional .25 cents per share dividend to shareholders of record on December 14 that’s expected to be paid in early January of 2008.

This quarter, our DSOs declined by 7 days to 138 days versus 145 days last quarter. Our DSOs in the year ago quarter was 135 days.

Contributing to the reduction in DSOs was the smaller amount of unpaid deferred revenue this quarter versus last.

DSOs net of the amounts included in both accounts receivable and deferred revenue, declined by 1 day to 90 days compared to 91 days last quarter.

Our DSOs by division this quarter were 79 days for the QSI Division and 144 days for the NextGen Division.

Deferred Maintenance and Services revenue at $39.9 million was down $0.6 million from the prior quarter and up $0.5 million compared to the prior year.

For those of you who are tracking this, our non-cash expenses for the quarter break down as follows: total amortization expense, $994,000, that’s $32,000 for QSI and $962,000 for NextGen; total depreciation expense is $586,000, $59,000 for QSI and $527,000 for NextGen; stock option compensation, $959,000; and our investing activities for the quarter were: capitalized

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

10-31-07/3:30 pm CT

Confirmation # 22592849

software, $1,554,000, that’s $43,000 for QSI and $1,511,000 for NextGen; fixed assets, $587,000, that’s $124,000 for QSI and $463,000 for NextGen.

I want to thank you all for being on the call again and for your interest in our company. I’ll turn things over to Pat Cline, President of our NextGen Division.

Pat Cline:	Thanks Paul. Hi everyone. As Lou mentioned, NextGen achieved record revenue as well as record operating profit in our second quarter. Once again, we executed about 70 new customer agreements.

Two of the large deals that we spoke about previously that had slipped out of the first quarter were, in fact, executed in the second quarter and another one has already been executed in the current quarter.

Our pipeline currently stands at $76 million which is near our high. Our sales force grew to 67 people at the end of the quarter. But since that time, the company lost a couple of sales reps and we terminated a couple of others.  We’re currently in the process of replacing those people and we think in most cases, we’re trading up.

Overall, I’m very happy with our position – the current pipeline, the market itself. We continue to compete very effectively in the mid-range of the market, the high end of the market, and we continue to expand our efforts at the low end and experiment to try to bring our solutions to the low end of the market on a profitable basis.

Jason, we’re ready for questions.

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

10-31-07/3:30 pm CT

Confirmation # 22592849

Operator:	Thank you gentlemen. At this time I would like to remind everyone that in order to ask your question, please press star and then the number 1 on your telephone keypad.

Your first question comes from George Hill from Leerink Swann.

George Hill:	Hey, can you guys hear me okay?

Lou Silverman:	Yes George, just fine.

George Hill:	Okay, a couple of questions – first the HMA deal that was announced is – did that close in the quarter and is that included it he revenue that’s reported on the NextGen license side?

Lou Silverman:	That was one of the deals that Pat referenced that did close in the quarter, yes.

George Hill:

Okay, and I know you guys don’t normally – I don’t know, (unintelligible) information, but we know that this is supposed to be a staged deployment. Can you speak to what volume of licenses have been recognized in the quarter and how much you guys expect to – well, I guess, can you say what percentage of a deal you guys have recognized this quarter? I won’t ask you to talk about anything in the future.

Lou Silverman:	No, we’re not going to give out any granular details on specific contracts at this time.

George Hill:	Okay and I guess I’ll then ask Pat – are you guys seeing any change in the pricing environment?

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

10-31-07/3:30 pm CT

Confirmation # 22592849

I’m actually at MGMA right now floating around and you hear some people talking about that you guys have been discounting a little bit and that has especially been in response to competition at the low end of the market.

Are you guys feeling any pricing pressure?

Pat Cline:	I think I would agree with the characterization that we’re discounting a little bit, but I think that’s always been kind of our mode of operation.

As I’ve mentioned on prior calls, we do see our competitors discounting more heavily and while we haven’t dropped our retail pricing, we do discount from time to time on a case by case basis if we think that a particular deal is strategically important to us or if it’s highly competitive, we’ll reduce our price.

We typically won’t reduce our price to the extent that our competitors do and we wind up winning a heck of a lot of business after modest discounting, at a number higher than the number proposed by our competitors.

George Hill:

I can tell you feedback on the ground here where people are shopping for your product is pretty positive, but would you say it’s fair to say, then, that you know, especially at the low end of the market, the level of discounting in general has needed to become more aggressive?

Pat Cline:

I’m not sure I would limit it to the low end of the market and I’m not sure I’d say more aggressive though I haven’t done a calculation to look at our average discounting last quarter over, for example, the prior quarter.

My gut feel is that we didn’t discount any more on a percentage basis across the board as we have at any other time.

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

10-31-07/3:30 pm CT

Confirmation # 22592849

Our best target – or our best customer, tends to be the customer that looks at return on investment. It looks at value a lot harder then they look at the price tag. And as long as we continue to work with those kinds of targets, I think we can protect our margins.

And another key point I’ll make is as long as we continue to stay on top of customer service and work to achieve the Gold Standard in customer satisfaction, we can also help to protect our slightly higher prices.

George Hill:

Okay, two more and I’ll try to be real brief. Lou – kind of all your competitors in the market are working on ASP and hosted solution for the small and then the mid-sized market, are you guys working to develop something similar? Or – maybe what have you guys done to that event?

Pat Cline:

Well, we’ve offered ASP and hosted solutions for quite some time. It’s not typically something that we have lead with. You know about our traditional license and maintenance model, but we have somewhere in the neighborhood of 7500 or maybe 8000 providers that are current hosted – a very small number by NextGen and a very large number by 3rd parties that we referred that business to.

So there is a good portion of our customer base that uses hosted solutions. We offer subscription pricing but most customers opt to flip over to a leasing model if they like to spread the payments over a period of time.

Typically on subscription based pricing, a product might be $300 or $400 a month plus the hosting component whereas if they purchase a license for $10,000 and do a lease purchase over five years, it comes out to be more line $200 per month and the payment ends in five years.

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

10-31-07/3:30 pm CT

Confirmation # 22592849

So a lot of people prefer that to the alternative. If they want to do subscription pricing, again it’s something that NextGen has offered for a long time.

George Hill:	Okay. I’ll hop back in the queue, thanks.

Operator:	Your next question comes from Sean Wieland from Piper Jaffray.

Sean Wieland:

Hi, thanks and Happy Halloween. A lot of folks at the MGMA show were talking about the importance of CCHIT certification and obviously you guys have your ’07 certification – can you talk, Pat, a little bit about the importance of the ’07 certification, thoughts on going forward on the ’08 certification? I mean, is it helping you win deals?

Pat Cline:

I think it helps to some extent. Many customers are aware that in the Stark relaxation, the CMS rules and interpretations essentially state that in order to be qualified for some of the Stark exemptions, that the health organization, in order to subsidize the purchase price has to go with a system that is CCHIT certified.

And it actually goes further and says that that certification has to be within the last 12 months. So a lot of people interpret that as requiring the ’07 certification.

Some of our competitors don’t talk about that very much – the ones that are only 2006 certified – but we’re proud to be one of the very few companies relative to the ’06 numbers that are ’07 certified and we’re committed to certifying again in 2008.

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

10-31-07/3:30 pm CT

Confirmation # 22592849

Sean Wieland:

Okay and do you have any thoughts on market share – of gaining or losing market share? Some of the other vendors at MGMA were talking about a sequential revenue growth Q2 to calendar Q3 that was a little faster than what you guys did.

You know, I wanted to just get your understanding or your sense of competitiveness and do you think you’re growing at or better than the market rate?

Pat Cline:

Oh I think we’re probably growing a little bit better than the market and I think it’s important to differentiate what we do as far as actual results with our competitors who might talk about that they might do.

I also don’t think you can look at one component and say, that component only went up by 11% and therefore, growth is slowing, because the same sales reps needed to sell the maintenance contract that went along with those and the EDI required sales and these are also sales to new customers and those numbers went up at a healthy clip.

And if you go back and look through our very fast growth history, we had a number of quarters where that system sales revenue would go up 12% or 13% but overall, year over year, the company grew far faster than that.

Also keep in mind that that system sales number includes system sales to existing customers as well as to new customers and it’s not something that we’ll typically give a lot of detail on, but if we do a particular promotion to existing customers, we could drive that number up a little higher and boost the growth rate.

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

10-31-07/3:30 pm CT

Confirmation # 22592849

So there’s a lot that goes on in those numbers. But again, overall I’m happy with our growth.

Sean Wieland:	Okay. All right, thank you very much.

Operator:	Your next question comes from Richard Close from Jeffries and Company.

Richard Close:

Yes I was wondering if we could talk hypothetically – if you have a large entity that’s adopting your practice management and then follows on with the electronic health record, how should we think about that in terms of rollouts – like a quarter of the doctors are going to adopt the technologies – how do you recognize the revenue?

Lou Silverman:

Richard, this is Lou. As you might be able to appreciate, we often get questions asking us hypothetical questions with only some of the detail filled in and I just think it’s not a good policy or plan for us to make up as we go along what a hypothetical transaction might look like and then discuss the details of revenue recognition.

So we’ve gotten this question a number of times, both on calls and after calls and we’ve responded the same way each time. I don’t think it helps anybody to hypothesize a few facts when you need a whole bunch more facts to really figure out how to appropriately account for something.

Richard Close:	Okay, is it plausible in situations like that, where there would be multiple contracts?

Pat Cline:

This is Pat. There are sometimes, in fact, quite often a number of contracts where since you referenced a large organization – a large organization might purchase for a hospital or a hospital’s affiliated physicians and then six

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

10-31-07/3:30 pm CT

Confirmation # 22592849

months later or a year later purchased for additional physicians and downstream purchase for more and more, they make a purchase for a set number of physicians and then as practices in their area want to come on board or want to take advantage of what we offer, they’ll provide supplemental orders as we go.

Typically license revenue is recognized when the license is delivered. Typically service revenue, as I’m sure you know, is recognized as the services are rendered. That would be training services, implementation services, consulting services and those kinds of things.

Richard Close:

Thank you, that’s helpful. And with respect to DSOs, you know, I know there’s been questions around your level of day sales outstanding, and maybe if you could walk us through, you know, that number and, you know, maybe, you know, I guess you don’t give guidance – well, I know you don’t give guidance, but do you feel comfortable where that number is?

And maybe is it somewhat inflated? Are there some one-time issues with it? Or one-time situations that would make it lower?

Paul Holt:	Well if you recall, we do have amounts included in both accounts receivable and deferred revenue so if you strip that out, we were at 90 days this quarter as opposed to 91 days last quarter.

And of course, we would like to work at moving that number down. I mean, there are a number of factors that go in there. It’s hard to isolate any single one exactly, but we are happy to see it drop down this quarter like it did.

We’ll keep doing all the basic blocking and tackling over here.

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

10-31-07/3:30 pm CT

Confirmation # 22592849

Lou Silverman:

And Richard, this is Lou. That’s another question that I get asked fairly frequently and my perspective on that is that we are – or I am comfortable to the extent that I don’t see our DSO level at a place where I feel like we have red flags about our business.

I also fully recognize and understand that there’s a lot of heat and light in terms of the investment community. We get a lot of questions on that so we don’t want to be insensitive to people’s hot buttons, if you will.

But operationally and from my seat, I spend a lot more time looking at how we’re doing relative to any write offs that we have or, the bad debt end of things and I feel like our performance has been very, very strong in that area.

So we’re aware of the interest and sensitivity that the investment community has on that. We don’t want to be ignorant of that and insensitive to that, but at the same time, from an operational perspective, we feel good about our business.

As Paul indicates, there are always opportunities to do better and we pursue those with, I’d say, a constant amount of rigor but with varying results and that certainly continues to be an ongoing area of interest of commitment for us.

But in terms of forecasting or committing to a specific number or even a specific direction, I think it’s fair to say that the number has bounced around a bit over the past four or five quarters and that kind of proves a little bit of the difficulty of forecasting and/or delivering a particular number or trend line for that metric.

Richard Close:	Okay, I remember that you mentioned the bad debt previously and in your focus in on that. So in your comments saying you’re very strong on that front,

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

10-31-07/3:30 pm CT

Confirmation # 22592849

you’re pleased with it – there’s been, you know, no necessary changes from the last quarter or anything like that on the bad debt?

Lou Silverman:	I think in that context from the data that I get and that which we report, I think that we continue to be well positioned there.

Richard Close:

Okay and then just one final question and I appreciate the time – with respect to Stark, we’ve heard, you know, in talking with people throughout the industry, you know, some consultants say that people, physicians may be, you know, sitting waiting to gauge what the hospitals in their area are going to do while other hospitals have been extremely proactive.

And I was just curious if you could give us, Pat, your sense in terms of how you see demand in the marketplace for electronic health records. And do you see any freezing out related to Stark and maybe contrast the demand today versus a year ago.

Pat Cline:	For the first time last quarter, we did have a number of small and mid-sized deals delayed, we think, because of the relaxation in the Stark rules.

I don’t know whether you want to call that a freezing, but a number of customer targets that had selected NextGen decided to hold off because they had heard that the hospital was going to be completing a funding program or something like that.

And in most of these cases, NextGen was or is competing for the hospital’s business or endorsement.

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

10-31-07/3:30 pm CT

Confirmation # 22592849

So while, at the high end, the market has heated up, I think, because of the Stark relaxation, at the low end and mid-range it may have slowed down a little bit.

The good news is, in the longer term as these hospitals do come out with these programs to subsidize the purchase of systems that if there is a freezing or a slow down in the mid and low end, it’ll go away.

Richard Close:	Okay but with respect to, you know, if you’re dealing with hospitals, they’re notoriously, I guess, maybe slow in making their decisions. It’s a longer protract – you know, it’s a longer process.

So maybe comment on the – how you see the processes so far in terms of hospitals deciding on the, you know, vendor.

Pat Cline:	Yes, I’ve said in the past that in a lot of the large deals, the hospitals do have more protracted sales cycles and that hasn’t changed.

I’m not sure whether we’re in that window where hospitals are taking their time at the high end and the low end is freezing out, but I think there’s a little bit of that effect.

We do see more coming into the pipeline with large deals. We’re very happy with the pipeline that we have and the quality of the pipeline that we have. And we’re pretty optimistic about what we’re doing with our hospital customers.

NextGen does very, very well at the high end of the market. You’re obviously aware of the HMA situation but we have executed agreements with other national organizations, certainly a lot of large regional organizations but also

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

10-31-07/3:30 pm CT

Confirmation # 22592849

many national organizations that have hospitals in many, many markets of the country.

And we’re actively pursuing rollouts so that we can continue the downstream sales to those organizations that have embarked on their Stark plans.

Richard Close:	Okay and then finally – based on maybe the slowdown or whatnot in the decision making, overall would you say demand is greater today, interest level in electronic health records versus a year ago?

Pat Cline:	I would say demand is greater today than it was a year ago. I think, as we’ve just discussed, some of the decisions are taking a little while, but overall interest I think is increasing.

There are a lot of drivers. Obviously we talked about Stark, but pay for performance and government grants and the awareness of the systems and the results that some people are starting to see with their systems including improved quality and approved efficiency. And there are a lot of quality reporting initiatives and those kinds of things. And four or five other drivers that I could mention that I think are causing the interest to be higher than it was a year ago.

Again, as the market shifts a little bit from some of the lower end and mid-range to the large hospitals making purchases or subsidizing purchases for many small practices, decisions may be extended.

Richard Close:	Okay thank you very much. That’s helpful.

Operator:	Your next question comes from Atif Rahim from JPMorgan.

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

10-31-07/3:30 pm CT

Confirmation # 22592849

Atif Rahim:

Thanks guys. Just on the (unintelligible) to the revenue growth, given you had said, a couple of deals slipped from 1Q into 2Q, you find those in 2Q, two of them, would it have been fair to expect a higher revenue number this quarter just given the way your revenue recognition works?

And particularly in light of what you’re saying about the general (unintelligible) in the industry, what happened to the top line growth? It’s just come in two quarters in a row just below 20% for the overall company.

Any light on what’s going on there?

Lou Silverman:	Pat, you can go first. I’ll go second.

Pat Cline:

In the NextGen division I think we reported 23% growth year over year. And again in the system sales area there’s a lot of components to that. That includes sales to existing customers as well as new customers.

I can tell you, for example, in the year ago quarter, the comparative quarter, we ran a big special for existing customer sales and existing customer sales in that year ago quarter were higher.

We did not run the same kind of special for existing customers last quarter. We didn’t think we needed to and so without knowing how all of that breaks down, I understand it’s a little bit difficult to get a really good picture or real accurate picture. But the revenue growth that we’re seeing is not something I’m concerned with.

Atif Rahim:	Just when you commented, you said the last quarter you had seen some of the small or mid-sized deals getting postponed, would you mean 2Q or 1Q?

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

10-31-07/3:30 pm CT

Confirmation # 22592849

Pat Cline:	In 2Q.

Atif Rahim:	2Q, okay. And then, Lou, I think...

Pat Cline:

And then I’ll make one other comment that if we really wanted to – if we wanted to go from 23% to 26% or 27% and I told my guys to go out and move a bunch of hardware at cost or something like that, we could’ve added another million dollars of hardware cost to see the systems sales number come up, see the bottom line number sort of unchanged and maybe everybody would’ve been happier with the year over year growth, but it’s just not what we do.

Atif Rahim:	Okay thank you.

Operator:	Your next question comes from Sandy Draper from Raymond James.

Sandy Draper:

Thanks, good afternoon. I apologize, I’m going to sort of follow up on that same line. And Pat, I certainly recognize that, you know, one quarter doesn’t make a trend but I just sort of did some quick math looking at rolling four quarter’s growth just on the NextGen system sales line and that number has sort of slowed down.

So, I mean – would you – it sounds like you would probably attribute that more to law of large numbers than any dynamic you’re seeing in the marketplace.

If you look over the last four quarters, you have 29%, 22%, 20% and 19% on a rolling four quarters basis. That takes out some of the quarter to quarter volatility.

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

10-31-07/3:30 pm CT

Confirmation # 22592849

Just curious on any additional commentary. I know you’ve talked about this a lot so I apologize.

Pat Cline:	Yes I think I have talked about it a lot. I don’t see a huge change in the market. I don’t see the market as slowing down, but again, I don’t see a big slowdown in our growth.

Again, you’d have to look at the components and do a trending over a long period of time, including sales to existing customers in order to get the picture that I have. But I think we’re growing very well.

I’m happy with record revenue. I’m happy with record profits. I’m happy with 23% year over year growth. Again, if I wanted to goose that, I could’ve goosed it but I think we have more important things to focus on and to pay more attention to the bottom line than move some of the lower margin stuff.

I know a couple of quarters ago we had rock solid hardware sales, let me say, more hardware than in typical quarters. We didn’t in the second quarter. But I won’t make any excuses. It is what it is but there’s a lot of good news here as well.

Sandy Draper:	Okay that’s fair. Just one – so the sales to existing customers – is that the revenue that actually drops down to the other revenue line in the maintenance and not up in system sales?

I’m not sure if that’s a question for Paul or Pat.

Paul Holt:

Oh, that’s in the system sales line, I think what Pat’s trying to say is there’s a nuance there in terms of sales to existing customers versus new customers that I don’t think you’re quite capturing in those percentages.

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Moderator: Lou Silverman

10-31-07/3:30 pm CT

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So if we have a bigger number a year ago from a promotion in the systems sales, that’s included in system sales, that may...

Pat Cline:	If we did a promotion to existing customers in the year ago comparative quarter, that’s included in the system sales, that may have an effect.

Sandy Draper:

Okay, okay but there is a – there’s something that shows up in the other revenue line. Is that just add-on modules? I’m trying to remember – there is another revenue line that has a software component if I’m not mistaken.

Paul Holt:

In the other revenue line we have other services, add on services, that are not related to a new systems sale, and then we also have some third party software products. Those are annual licenses. That type of revenue is more of a recurring nature. It’s not a one-time license revenue type of thing.

Sandy Draper:	Okay thanks.

Operator:	Your next question comes from Michael Cherny from Deutche Bank.

Michael Cherny:	Hey guys. Can you just talk a little bit about yesterday’s HHS announcement and what you guys think it means in terms of stimulating the low end of the market for adoption?

Pat Cline:

My understanding – this is Pat – my understanding of the HHS announcement was that they were going to do a pilot with something like 100 doctors to help them purchase systems or help them install systems.

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Moderator: Lou Silverman

10-31-07/3:30 pm CT

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And while it’s nice that HHS is doing these types of pilots – and they do other pilots – pay for performance pilots and they all help, I don’t think it’s going to revolutionize the market and spur adoption across the country.

Michael Cherny:	Okay, I just wanted to get your...

Pat Cline:	It was a five year pilot – I don’t have it in front of me. I did read it but I think it was a five year pilot with 100 docs or maybe 100 practices. I don’t quite remember.

Lee Samuels:	Pat, I believe it’s 100 docs each in a few markets, but I would certainly concur with your...

Pat Cline:

And if it’s a five year pilot and they’re going to study it for five years, I think, in my opinion, most of the game will be played in five years and most practices will have these types of systems by the time they learn the results of their pilot.

Michael Cherny:	Okay great, thanks. And the rest of my questions are answered already so...

Operator:	Your next question comes from Chris Sassouni from Eagle Asset Management.

Chris Sassouni:	Good afternoon. Could you just give me – because I don’t have it in front of me – the backlog for this quarter you said was $76 million.

Lou Silverman:	That was the pipeline and you can appreciate, as been discussed on many calls, there’s a difference between backlog and pipeline in at least our lexicon of terms.

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Moderator: Lou Silverman

10-31-07/3:30 pm CT

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Chris Sassouni:	Okay and so the pipeline in Q2, just past Q2 was what?

Lou Silverman:	I believe it was around $80 million for NextGen.

Chris Sassouni:	And then the second question is just the status of the SEC investigation.

Lou Silverman:	No further announcements from us since the last time we checked.

Chris Sassouni:	Okay, but it is not closed?

Lou Silverman:	We really have no way to know one way or the other.

Chris Sassouni:

Got it. All right, and the last question relates to – could you just talk a little bit about the announcement that you made regarding Microsoft Health Vault and also the relationship with the American Board of Internal Medicine – what you think those two relationships can do for you.

Pat Cline:

Before I answer the specific question about the Board of Internal Medicine and Health Vault, let me just follow onto the previous answer to make everybody aware that the company is not under investigation by the SEC.

Now moving to the question that you asked, Microsoft announced their consumer platform or personal health record platform called Health Vault and we were one of a number of companies that announced some support for that platform, specifically our feature that we call Chart Mail which allows providers to send personal health information to patients securely.

That feature will be enhanced to allow the patient to import that record or those records into Microsoft platform should the patient choose to do so.

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Moderator: Lou Silverman

10-31-07/3:30 pm CT

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I don’t believe that feature in and of itself is going to do one thing or another for NextGen’s system sales. I characterize it as “nice to have.”

With respect to the Board of Internal Medicine, they have an ongoing board certification process that we built some things on our end to support so that providers that have the NextGen system can electronically report data to the board at the American Board of Internal Medicine and make it far more convenient for the doc and for the board for the docs to participate in that ongoing achievement.

I think I’d characterize that one the same way. It’s nice to have. We’re happy and proud to be the first to do it. We hope to do it with other certification bodies but it’s not something that a customer is going to run out and buy NextGen solely because of that feature.

I think they’ll purchase NextGen for all kinds of other reasons. And again, that’s kind of a nice to have.

Chris Sassouni:	Okay and then you mentioned that your sales force – is it currently at 67 inclusive of the people that left and involuntary turnover?

Pat Cline:

No. It was at 67 at the end of the quarter that we’re discussing. I’m not sure exactly what it is today because again we did lose a couple of people, we terminated a couple of others and we’re, as I mentioned, in the process of filling those positions and others.

Chris Sassouni:	All things being equal, though, is 67 about the number that you would like to have? Or is your intent to grow that number over the course of the year?

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

10-31-07/3:30 pm CT

Confirmation # 22592849

Pat Cline:	Our intent is to continue to grow that number with an eye on better quality and making sure that we have the right people in the right positions.

In other words, I don’t want to just pull a number out and say, we want to be at 80 – that’s kind of a number we have in our mind – and hire all the way to 80 and hope for the best.

But we’re continuing to actively recruit for the best people in the business and if it takes two years to get to 80 – provided we reach that first goal of finding the best then I’ll be happy with that. If we can find them sooner, all the better,

Chris Sassouni:	Okay thank you.

Pat Cline:	Thank you.

Operator:	Your next question comes from Frank Sparacino from First Analysis.

Frank Sparacino:	Hi guys. Two questions – first is, can you just remind me when you look at the system sales, you know, roughly what percentage is Quality Systems IP versus hardware versus third party software.

Lou Silverman:

Yes, hi Frank. All that’s detailed out in the Q – in a pretty good amount of detail each and every quarter. I can’t tell you exactly when the Q’s going to be filed, but it’s coming soon. So if you can just hold your question for a short period of time, you’ll be swimming in data and you’ll be able to do all kinds of analysis there.

Chris Sassouni:

Okay and then maybe lastly Pat or Lou – maybe Pat, since you were talking about this – going back to the question earlier around the hospitals funding or subsidizing the EMR, just to be clear, if – the decisions you’ve been involved

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Moderator: Lou Silverman

10-31-07/3:30 pm CT

Confirmation # 22592849

with, that you’re saying are delayed, are those situations you believe were – you are the vendor of choice and it’s simply a funding issue that’s happening, or when the hospital does get involved that is driving a new vendor evaluation process?

Pat Cline:

Typically the former. The deals that I mentioned where we had some target customers that decided to hold off until the hospitals solidified their Stark relaxation related funding program: These were entities that had made the decision to purchase NextGen. We were the vendor or choice, Through the process they became aware that the hospital was putting together this type of program but hadn’t rolled it out. So these practices decide, hey why not let the hospital pay for half of this or more than half of the system as opposed to taking money out of our pocket.

Unfortunately, the interpretation of the rules is that the hospital can’t be reimbursed for a system that has already been purchased. So there is some delay, again, typically at the lower end and mid-range.

But the ones that I referenced had made a decision that NextGen is the vendor of choice.

Frank Sparacino:	Thank you then.

Pat Cline:	Thank you.

Operator:	Your next question is from Craig Behnke from Lexicord Capital.

Craig Behnke:	Good afternoon gentlemen. I apologize if you already mentioned this, Paul, but could you give operating cash flow and cap x for the quarter?

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Moderator: Lou Silverman

10-31-07/3:30 pm CT

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Paul Holt:	I don’t have operating cash flow handy. That’ll be in the Q that’s going to be filed shortly but which item – cap x? You want total or broken down?

Craig Behnke:	Just total.

Paul Holt:	$1,554,000 in capitalized software and $587,000 in fixed assets.

Craig Behnke:

Okay and last question – sales force, has there been any change in terms of how you’re compensating the guys in terms of what they get for new system sales versus follow up with current customers or larger deals, smaller deals? Anything at the margin that you’ve changed from how you compensate your sales force?

Pat Cline:

No, not recently. There was a change in our commission program that goes back quite a while (a year or so) related to something that we talked about on prior calls which is aligning the right sales resource to the right opportunity so that we don’t have the more junior or more new people calling on very large, national, multi-million dollar enterprises.

And we don’t have people that are capable of successfully calling on those organizations working with a two doctor practice. So we did some restructuring in the sales force and that included some changes to the compensation plan but nothing recently.

Craig Behnke:	Okay and there’s been no change in how often the guys get a payout or gals, whether it’s quarterly, monthly, annually? No change to that recently?

Pat Cline:	No change in that.

Craig Behnke:	That’s fine. Thanks guys.

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Moderator: Lou Silverman

10-31-07/3:30 pm CT

Confirmation # 22592849

Operator:	Next question comes from Matt Slattery from Symmetry.

Matt Slattery:	Hi guys. Sorry if I’m asking a repetitive question here. I got on the call late. What did you guys guide to for quarterly revenue for next quarter?

Lou Silverman:	We don’t provide guidance.

Matt Slattery:	Okay and just a little bit more in terms of the 138 day DSO. It seems awfully high. Could you clarify that a bit?

Paul Holt:

Yes, on our balance sheet we have – you could call it a gross-up if you will. We have amounts that because of the way we recognize our contracts, are included in accounts receivable and deferred revenue.

Now we disclosed what that amount is, and so if you were to net those two out, you’ll get to a 90 day figure for this quarter.

Matt Slattery:	Okay and then a follow up question to the previous caller – asked about that investigation going on – has it at all ever looked at the DSOs or the accounts receivable with the company?

Lou Silverman:

No and you can go through various transcripts and you can get a pretty good sense of what the topic areas were. But it’s not the company that’s under investigation. It has to do with trading activity in the companies equities.

Operator:	Next question comes from Nadim Risk from Montrusco.

Nadim Risk:	Yes hi, good evening. I have four quick questions. The first one – I guess you mentioned the beginning of the quarter but I missed it. Could you explain to

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

10-31-07/3:30 pm CT

Confirmation # 22592849

me how can SG&A be ramping up so quickly when new sales are growing at a much slower pace? I don’t know if I’m missing something here.

Lou Silverman:	There are obviously many components to SG&A increases, many of them controllable in the medium to longer term. We have had head count increases.

We’ve had increases in various corporate expenses, for example, and most of the expenses – most of them over most quarters have been kind of in the ordinary course of investing in and reinvesting in the business. We’ve had a few “surprise” expenses, more on the corporate level than anything else.

And how can it happen? The decisions that the management team, myself included, have made over time reflect an interest in trying to build a sustained success for the company which includes continuing to invest in product development, infrastructure from a customer support and service perspective, additional sales staff, et cetera, et cetera.

Also as we grow, we have additional commitments on the corporate side, be they legal expenses or accounting expenses or any number of other types of expenses.

So I think my answer to that question would be that the decisions that we’ve made are and continue to be toward making appropriate investments toward a longer term and sustained success for the company.

Nadim Risk:

So just to sort of understand –and so these decisions were made, I guess, not necessarily in this quarter specifically but they might have been made before and that’s why they don’t necessarily track the revenue...

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Moderator: Lou Silverman

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Lou Silverman:

I think that’s generally correct. I think that most of the decisions that we make in a given quarter show up, at best, partially in the quarter in which they’re made and tend to show up a larger way downstream.

So that would be how it works here and to be fair, how it works in most businesses.

Pat Cline:	But also as a follow on some of the decisions that we might make today will impact more than SG&A downstream.

For example, they’ll impact revenue. A sales person that’s hired today would start the expense ticking but that sales person won’t typically be productive the day that you hire him.

Also when we hire implementation people, training people, customer service people, the expense starts pretty well right away. But you don’t hire somebody and have them train your customers the next day, which is a billable revenue generating event.

We typically train somebody for many, many months before the revenue comes online that’s affiliated with that hire, so it kind of works both ways. Do you follow?

Nadim Risk:	I understand. And can we get a sense on whether this is mostly S or G&A increases? Because G&A should normally be – actually be as a percentage should be going down as the business is growing.

Lou Silverman:	I think that each of the three letters is amply represented.

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Moderator: Lou Silverman

10-31-07/3:30 pm CT

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Nadim Risk:	Okay. My other question is on the maintenance revenue, I don’t quite understand how can maintenance revenue be growing so much faster than software sales?

Paul Holt:

Maintenance revenue is a trailing item. It’s a function of licenses that are on maintenance; licenses that have been sold in other periods. And it’s also a smaller number compared to our system sales figures, so it’s going to be easier to show bigger percentage increases coming out of maintenance for that reason.

Nadim Risk:	I mean, in other words, your maintenance quote, unquote, penetration rate could be increasing, and that’s why your revenue would be growing faster than the system sales?

Pat Cline:

There could be many reasons. Another reason may be that a customer’s maintenance is tied to when licenses are deployed and the customer makes a purchase in one period and over the next year or two deployment accelerates and therefore their maintenance bill comes online and accelerates.

It’s going to be very difficult to tie maintenance together with the system sales line for that reason as well.

Nadim Risk:

Even on a longer – I’m just trying to understand business. Even on a longer term basis, I mean, if – let’s say if you were to look at a five year period, can maintenance consistently grow faster or slower than, I guess slower than...

Paul Holt:

Maintenance is going to grow consistent with licenses that have been sold by us. So it’s not that tricky really. And it’s growing because we’ve sold licenses and what we charge for maintenance is a percentage of a license fee.

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Moderator: Lou Silverman

10-31-07/3:30 pm CT

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Nadim Risk:	I understand. And obviously there could be a lag. So you might be growing maintenance substantially on systems that were sold in the past?

Paul Holt:	Yes, that follows up after the license is sold, yes. It can’t happen in the same quarter.

Nadim Risk:

Can we get a feel for the – if you have a range or an idea of what the industry penetration as of now, what’s your view in terms of how much of the market is actually already penetrated on the EMR side?

Pat Cline:

It’s – in our opinion, it’s under 20% and a lot of that depends on what you call an EMR. Is it a certified EMR or is it some component technology that’s called an EMR. But a true Electronic Medical Record System or an Electronic Health Record System – is somewhere between 15% and 20% in our opinion.

Nadim Risk:

Okay. And sorry, my last one is, what would be the length of the sales cycle? I mean, from the day the sales person actually has a contact with a potential customer until the day he closes the transaction? What’s the average sales cycle?

Pat Cline:	I don’t know what the average is, but it’s a broad range; typically faster at the low end and slower at the high end. The range is probably 60 days to 2 years.

Generally you see the larger organizations making decisions maybe over a six month period, the smaller organizations a few month period.

Lou Silverman:	(Jason) we’re going to have to just move into another couple of questions. . This is one of the first times in forever that we’ve got some people with some commitments here that we need to honor.

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Moderator: Lou Silverman

10-31-07/3:30 pm CT

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So we’ll take two more questions and then wrap it.

Operator:	Your next question comes from Charles Rhyee from CIBC World Market.

Charles Rhyee:

Yes, thanks. Thanks for taking my question here. You know, I actually wanted to circle back to a question early on in regards to your hosting strategy. And if I recall, you know, Lou I think you mentioned in the past, you know, hosting, you know, you offer the hosting service but it’s not really sort of how you – you price it in a way that’s not – that customers are not necessarily trending towards it.

Lou Silverman:	That would’ve been on the subscription based pricing, Charles.

Charles Rhyee:

Okay, so then hosting, you know, Pat I think you mentioned that a lot of it goes to third party vendors. I mean, is there any thought of bringing that in? Is that margin that you could potentially be having? That you’re kind of giving away because you’re not focused on it? Or, you know, how do you view hosting as a business in itself?

Lou Silverman:	It’s certainly something that we continue to look at as a potential business opportunity. It’s a part of our discussion frequently and we’ll see where we go.

Charles Rhyee:

And I think you mentioned, you host some of your customers already. I mean, can you give us a sense of the capacity that you have to host? Are you – would you need to really build out a new data center as you go onto meaningfully get into it or do you have the capacity now to expand that part of your business if you chose to?

Pat Cline:	If we chose to, we could host more than we host. And it would be within the realm of possibility to expand that capability. But thus far, what we’ve done is

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Moderator: Lou Silverman

10-31-07/3:30 pm CT

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partnered with other hosting organizations and have referred customers to those organizations.

As Lou mentioned, we’re continually discussing bringing that in house and it’s something that we’ve looked at. Hosting has been a part of our business for a long time. It’s just done with third party partnerships.

Charles Rhyee:	Okay great. Thanks a lot guys.

Pat Cline:	Thank you.

Lou Silverman:	Okay, we’re going to make this the last question.

Operator:	Your final question comes from Jeff Schmidt from Sidoti and Company.

Jeff Schmidt:	Hi guys. I have two quick ones – just your best guess on what percentage of the pipeline would be Stark buying versus non-Stark?

Pat Cline:	I’m not even sure I would venture a guess. In terms of revenue, it might be – this is going to be a wild guess – 20%. As far as number of deals, good question.

Jeff Schmidt:	And then is there any difference in pricing on Stark related deals versus non-Stark?

Pat Cline:	No.

Jeff Schmidt:	No. Okay thanks.

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Moderator: Lou Silverman

10-31-07/3:30 pm CT

Confirmation # 22592849

Jeff Silverman:

Again, I’ll thank everybody for their interest in the company and participation on the call. I apologize for having to cut this off, but as I mentioned, we have people on the call with other commitments which is an unusual event.

Again, I’ll apologize for that and once again thank you for your interest and attention.

Operator:	That concludes this evening’s Quality Systems Second Quarter Fiscal 2008 Earnings Conference Call.

You may now disconnect.

END